UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2013

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) AVEO Pharmaceuticals, Inc. (the “Company”) has an annual cash incentive program, which is designed to provide cash bonus awards to the Company’s employees, including the Company’s executive officers. On January 24, 2013, the independent members of the Board of Directors (the “Independent Board Members”) of the Company, upon the recommendation of the Company’s compensation committee (the “Compensation Committee”), established 2013 annual base salaries and 2013 target annual cash incentive award levels (expressed as a percentage of each executive’s 2013 annual base salary), as set forth below:

Name	2013 Annual Base Salary	Target Cash Incentive Award as a Percentage of 2013 Annual Base Salary (%)
Tuan Ha-Ngoc, President and Chief Executive Officer	$567,875	65%
Michael Bailey, Chief Commercial Officer	$351,079	40%
Elan Ezickson, Chief Operating Officer	$389,159	40%
David Johnston, Chief Financial Officer	$350,893	40%
William Slichenmyer, Chief Medical Officer	$389,853	40%

The Compensation Committee and Independent Board Members also approved the following corporate goals under the annual cash incentive program for the fiscal year ending December 31, 2013, which account for 80% of the annual cash incentive awards payable to the Company’s executive officers (other than Tuan Ha-Ngoc, whose cash incentive payment is based solely on the achievement of these overall corporate goals):

Corporate Goal	Percentage of Portion of Annual Cash Incentive Award Attributable to Corporate Goals
Advancement of the tivozanib program, including approval of the New Drug Application in advanced renal cell cancer by the Food and Drug Administration, submission of the marketing application to the European Medicines Agency, successful commercial launch in the U.S., and progress in three ongoing phase 2 clinical trials	65%

Advancement of the antibody pipeline, including progress in the phase 1 clinical study for AV-203 and nomination of a development candidate in one antibody program	10%

Achievement of certain year-end cash balances	25%

Total	100%

In addition to the overall corporate goals described above, the performance of executive officers is measured against the achievement of certain individual goals (other than Tuan Ha-Ngoc, whose cash incentive payment is based solely on the achievement of the Company’s overall corporate goals). For 2013, the individual goals for each of the Company’s executive officers (other than Tuan Ha-Ngoc), which account for 20% of such executive officer’s annual cash incentive award, are as follows:

•

Mr. Johnston’s individual goals relate to managing the financial resources of the Company, providing efficient infrastructure, including technology and facilities, and managing effective investor relations.

•

Mr. Ezickson’s individual goals relate to management of the Company’s medical affairs function, managing the Company’s strategic alliances, overseeing activities related to the supply chain for all of the Company’s development programs, alliance and program management, and business development initiatives.

•

Mr. Bailey’s individual goals relate to leading the Company’s commercialization activities, managing the commercial leadership team, building a sales organization, and overseeing the effective execution of the launch of tivozanib, if approved.

•

Dr. Slichenmyer’s individual goals relate to leading the Company’s clinical and regulatory efforts to advance regulatory approval of tivozanib in advanced renal cell cancer, and the Company’s clinical efforts to advance the development of tivozanib in additional indications and the AV-203 clinical program.

Following completion of the fiscal year ended December 31, 2013, the Compensation Committee and the Independent Board Members will evaluate the performance of the Company and each executive officer against such goals and will determine the annual cash incentive awards, if any, to be granted. The Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance and to modify the corporate and individual performance targets and the level of awards that the Company’s executive officers receive in conjunction with their performance against the targets.

Additional information regarding the compensation of the Company’s executive officers will be included in the Company’s proxy statement to be filed in connection with its 2013 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

By:	/S/ TUAN HA-NGOC
Name:	Tuan Ha-Ngoc
Title:	Chief Executive Officer

Date: January 30, 2013